Exhibit 99.1

N E W S

Contacts: Paul Arling (UEI) 714.820.1000
Bernie Pitz (UEI) 714.820.1000
Lillian Armstrong (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS FOURTH QUARTER AND
YEAR-END 2003 FINANCIAL RESULTS
- Sales Increased 21% and Operating Income Increased 33% Compared to Fourth Quarter 2002 -

CYPRESS, CA — January 29, 2004 — Leading wireless technology developer Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the fourth quarter and year ended December 31, 2003.

     Net sales for the fourth quarter of 2003 were $36.1 million compared to $29.9 million for the same quarter last year. The $6.2 million increase in sales from fourth quarter 2002 to fourth quarter 2003 was primarily attributable to sales of new products and the appreciation of the Euro relative to the U.S. dollar. Operating income increased 33 percent during the fourth quarter 2003 to $3.3 million. Fourth quarter 2003 expenses included Mosaic inventory write downs of $425,000, severance and related expenses of $455,000 which included $340,000 of non-cash items, and foreign exchange gains of $190,000. Net income for the 2003 fourth quarter was $2.5 million, or $0.17 per diluted share, compared to $2.0 million, or $0.15 per diluted share, for the fourth quarter of 2002.

     Net sales for the year ended December 31, 2003 were $121.1 million compared to $103.9 million for the year ended December 31, 2002. Operating income increased to $8.6 million and grew 23 percent compared to last year. Net income for the year 2003 was $6.3 million, or $0.45 per diluted share, compared to $5.9 million, or $0.42 per diluted share, for the year 2002.

     “Universal’s fourth quarter 2003 net sales grew 21 percent compared to fourth quarter 2002, reflecting UEI’s increased emphasis on OEM relationships and retail channels,” stated Paul Arling, the company’s chairman and chief executive officer. “In 2004, we plan to leverage our 2003 successes to capture greater market share, resulting in continued growth for UEI. We continue to expand our product portfolio to address the anticipated demand for control technologies and meet the needs of an increasingly complex home. Successful execution of these strategies, we believe, will propel UEI’s future growth.”

     “We continue to focus on operational efficiency to deliver industry leading products at great prices to our customers,” said Rob Lilleness, UEI’s president and chief operating officer. “UEI’s product line is based upon our extensive portfolio of patents and database of connectivity software. During the fourth quarter, we added over 10,000 function codes to our database, representing almost 20 percent growth compared to last year. By year end, we reached over 100 patents issued and pending compared to 80 at end of 2002, representing over 25 percent growth.”

     Bernie Pitz, UEI’s chief financial officer, added, “UEI generated $17.9 million in net cash flow during the year, and closed the year with a cash and equivalents balance of $58.4 million. Our continued prudent financial management throughout 2003 strengthened our balance sheet, a main element to UEI’s long-term growth strategy.”

Conference Call Information:

UEI’s management team will hold a conference call today, Thursday, January 29, 2004 at 1:30 p.m. Pacific Time to review year-end results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s Web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 7:30 p.m. Eastern Time on January 29, 2004 until 11:59 p.m. Eastern Time on January 31, 2004. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 4777401. The web cast replay will be available at www.uei.com.

About Universal Electronics

Universal Electronics Inc., based in Southern California, develops software, firmware and turnkey solutions designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company’s primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry’s leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products and other audio/visual accessories through its European headquarters in The Netherlands, and to distributors and retailers in Europe, Asia, Latin America, South Africa and Australia/New Zealand under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com/.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company’s business lines to grow and expand in the manner anticipated by the company’s management; the failure of the company’s customers to grow and expand as anticipated by the company’s management; the effects of natural or other events beyond the company’s control; the domestic and global economic environments’ effect on the company and its customers; the strength of the Euro as compared to the U.S. Dollar continuing in a manner similar to that experienced in 2003; the growth of, acceptance of and the demand for the company’s products and technologies in various markets and geographical regions, including the computing, cable, satellite, consumer electronics, retail and interactive TV and home automation industries, not materializing as believed by the company’s management; the company’s inability to add profitable complementary products which are accepted by the market place; the inability by the company to continue to maintain its operating costs at acceptable levels through its cost containment efforts; the company’s European subsidiaries continuing to grow and expand its product lines as in the past; the continued strength of the company’s balance sheet including the ability to obtain payments from its customers on a timely basis; the inability of the company to continue selling its products or licensing its technologies at higher or profitable margins throughout 2004 and beyond; the failure of the various markets and industries to grow or emerge as rapidly or as successfully as believed by the company’s management; the continued growth of the digital cable market; the inability of the company to obtain orders or maintain its order volume with its new and existing customers; the possible dilutive effect the company’s stock option programs may have on the company’s EPS and stock price; the effect of factors beyond the company’s control that increase the cost of manufacturing and/or delivering the company’s products; the inability of the company to continue to obtain adequate quantities of component parts or secure adequate factory production capacity on a timely basis; and other factors listed from time to time in the company’s press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

- Tables Follow -

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$58,481	$18,064
Short-term investments	—	22,500
Accounts receivable, net	31,714	26,307
Inventories	18,173	16,046
Prepaid expenses and other current assets	1,108	1,123
Income tax receivable	1,167	2,234
Deferred income taxes	2,544	1,920

Total current assets	113,187	88,194
Equipment, furniture and fixtures, net	3,474	3,383
Goodwill	3,348	2,961
Intangible assets, net	3,431	3,682
Other assets	1,445	739
Deferred income taxes	1,282	1,057

Total assets	$126,167	$100,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,754	$7,795
Accrued income taxes	4,504	2,407
Accrued compensation	2,923	1,253
Other accrued expenses	9,815	5,324

Total current liabilities	30,996	16,779
Stockholders’ equity:
Common stock	164	160
Paid-in capital	75,805	71,322
Accumulated other comprehensive income (loss)	298	(1,740)
Retained earnings	36,179	29,912
Deferred stock-based compensation	(42)	(147)
Common stock held in treasury	(17,233)	(16,270)

Total stockholders’ equity	95,171	83,237

Total liabilities and stockholders’ equity	$126,167	$100,016

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except earnings per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$36,131	$29,885	$121,062	$103,890
Cost of sales	22,651	18,532	74,762	62,235

Gross profit	13,480	11,353	46,300	41,655
Research and Development	1,159	1,174	4,700	4,450
Selling, general and administrative expenses	9,020	7,695	33,026	30,224

Operating income	3,301	2,484	8,574	6,981
Interest income, net	182	156	583	594
Other income (expense) , net	243	(3)	338	240

Income before income taxes	3,726	2,637	9,495	7,815
Provision for income taxes	1,267	633	3,228	1,876

Net income	$2,459	$2,004	$6,267	$5,939

Earnings per share:
Basic	$0.18	$0.15	$0.46	$0.43

Diluted	$0.17	$0.15	$0.45	$0.42

Shares used in computing earnings per share:
Basic	13,835	13,565	13,703	13,790

Diluted	14,187	13,720	14,007	14,163

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